Exhibit 3.146
AGREEMENT
OF
LIMITED PARTNERSHIP
OF
LAMAR SURGERY CENTER, L.P.
THE PARTNERSHIP INTERESTS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE’S SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT SUCH REGISTRATION UNLESS, IN THE OPINION OF COUNSEL TO THE GENERAL PARTNER, SUCH REGISTRATION IS NOT REQUIRED.

AGREEMENT OF LIMITED PARTNERSHIP OF
LAMAR SURGERY CENTER, L.P.
TABLE OF CONTENTS

I. DEFINITIONS	1

II. ORGANIZATION	4
2.1. Formation	4
2.2. Name	5
2.3. Fictitious Business Name	5

III. PRINCIPAL PLACE OF BUSINESS	5

IV. BUSINESS	5

V. TERM	5

VI. CAPITAL CONTRIBUTION AND STATUS	5
6.1. Capital Contribution of the General Partner	5
6.2. Contribution of Original Limited Partner to Partnership Capital	5
6.3. Capital Contribution of the Limited Partners	5
6.4. Limited Liability	6
6.5. Role of Limited Partners	6
6.6. Withdrawal of Capital Contributions	6
6.7. Assessments	6
6.8. Loans	6

VII. EXPENSES OF THE PARTNERSHIP	6
7.1. Reimbursement of Expenses Incurred by the General Partner	6
7.2. Organizational and Offering Expenses	6
7.3. Compensation Receivable By the General Partner and Certain of its Affiliates	6
7.3.1. Management Fee	7
7.3.2. Facility Lease	7
7.3.3. Equipment Lease	7
7.3.4. Employee Lease Agreement	7
7.3.5. Contribution Agreement and Assumption Agreement	7
7.3.6. Cash Management and Revolving Credit Loan Agreement	7

VIII. ALLOCATION OF INCOME AND LOSSES; CASH DISTRIBUTIONS	8
8.1. Capital Accounts	8
8.2. Allocation of Net Income and Net Losses	8
8.3. Distribution of Available Cash Flow	8
8.4. Curative Allocations	8
8.5. Section 704(c) Allocations Code	8
8.6. Allocations in Case of Transfers	9
8.7. Consequences of Distributions	9
8.8 Interpretation	9

IX. RIGHTS, POWERS AND OBLIGATIONS OF THE GENERAL PARTNER	9
9.1. Powers	9
9.2. Independent Activities	10

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9.3. Duties	10
9.4. Advisory Board	10
9.5. Certain Limitations	10
9.6. Tax Matters Partner	11

X. TRANSFER OF INTERESTS IN THE PARTNERSHIP	12
10.1. In General	12
10.2. Substituted Limited Partners	13
10.3. Purchase of Units by the General Partner	13

XI. SPECIAL PROVISIONS	14
11.1. Terminating Event	14
11.2. Subsequent Legislation	14
11.3. Restriction on Ownership	15
11.4. Repurchase Event	15
11.5. Medical Malpractice Insurance	15

XII. RESIGNATION OR REMOVAL OF THE GENERAL PARTNER; ELECTION OF SUCCESSOR GENERAL PARTNER	15
12.1. Resignation of the General Partner	15
12.2. Removal of the General Partner	16
12.3. Notice of Resignation or Removal	16
12.4. Liability of the General Partner after Resignation or Removal	16
12.5. Continuing Interest of the General Partner after Resignation or Removal	16
12.6. Election of Successor General Partner	16

XIII. DISSOLUTION AND WINDING UP OF THE PARTNERSHIP	16
13.1. Dissolution of the Partnership	16
13.2. Winding Up of the Partnership	17
13.3. Election of Liquidating Trustee	17

XIV. BOOKS OF ACCOUNT, ACCOUNTING, REPORTS, FISCAL YEAR, BANKING AND TAX ELECTION	17
14.1. Books of Account	17
14.2. Financial Reports	17
14.3. Banking	18
14.4. Tax Election	18
14.5. Tax Returns	18

XV. POWER OF ATTORNEY	18
15.1. Appointment of Attorney-in-Fact	18
15.2. Qualification in Other States	18
15.3. Effect of Power	19

XVI. LIABILITY OF THE GENERAL PARTNER	19
16.1. Return of Capital Contributions	19
16.2. No Liability for Actions	19
16.3. Indemnification	19

XVII. MISCELLANEOUS	19
17.1. Notices	19
17.2. Section Captions	20
17.3. Severability	20
17.4. Amendments	20

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17.5. Meeting and Voting by Written Consent	21
17.6. Manner of Voting	21
17.7. Right to Rely Upon the Authority of the General Partner	22
17.8. Waiver of Action for Partition	22
17.9. Counterpart Execution	22
17.10. Parties in Interest	22
17.11. Integrated Agreement	22
17.12. Arbitration; Venue; Services of Process	22
17.13. Waiver	22
17.14. Construction	23

iii

AGREEMENT
OF
LIMITED PARTNERSHIP
OF
LAMAR SURGERY CENTER, L.P.
     Northwest Medical Center-Winfield, LLC, a Delaware limited liability company, with its principal office located at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027 (the “General Partner”), and Michael Wiechart, a Tennessee resident, whose business address is 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, as the original limited partner (the “Original Limited Partner”), and all of the persons who may become limited partners under the terms of this Agreement of Limited Partnership (each a “Limited Partner” and collectively the “Limited Partners”) do hereby certify that a Certificate of Limited Partnership was filed with the Secretary of State of Delaware on October 30, 2003, and this Agreement of Limited Partnership has been executed and a limited partnership has been formed under the Act (as defined below) on the terms set forth herein.
     The parties hereto agree as follows:
I. DEFINITIONS
     When used in this Agreement of Limited Partnership, the following terms shall have the meanings set forth below.
     1.1. “Act” means the Delaware Revised Uniform Limited Partnership Act, being chapter 17 of Title 6 of the Delaware Code, as amended from time to time.
     1.2. “Affiliate” means (i) any person directly or indirectly controlling, controlled by or under common control with another person; (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person; (iii) any officer, director or partner of such person; and (iv) if such other person is an officer, director or partner, any company for which such person acts in any such capacity, and, in the case of a Limited Partner, other than the General Partner, also includes (a) such Limited Partner’s Family Members, (b) any trust for the benefit of such Limited Partner or a Family Member of such Limited Partner, (c) any Affiliate of a Family Member of a Limited Partner and (d) any entity through or to which the Limited Partner provides medical services.
     1.3. “Agreement” means this Agreement of Limited Partnership, as amended from time to time.
     1.4. “Available Cash Flow” means all cash funds of the Partnership on hand at the end of each calendar quarter of each year, other than proceeds resulting from the winding up of the Partnership, less (i) provision for payment of all outstanding and unpaid current cash obligations of the Partnership at the end of such quarter (including those which are in dispute) and (ii) provisions for adequate reserves for reasonably anticipated cash expenses and contingencies (which may include Partnership indebtedness) as determined by the General Partner, but without deduction for depreciation or any other non-cash expenses.

     1.5. “Capital Account” means, as to each Partner, an account which is increased by his Capital Contribution and allocations of Net Income and items thereof to him and decreased by distributions and allocations of Net Loss and items thereof to him and otherwise maintained in accordance with the Code and Treasury Regulation Section 1.704-1 as determined necessary by the General Partner so that such allocations in Article VIII of this Agreement are respected for federal income tax purposes.
     1.6. “Capital Contribution” means of, or in respect of, any Partner or of such Partner means the amount of all cash, notes, and the fair market value of other property, tangible or intangible, contributed by such Partner to the capital of the Partnership.
     1.7. “Center” means the ambulatory surgery center located at 49494 Highway 17 South, Sulligent, Alabama 35586 which is operated by the Partnership.
     1.8. “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
     1.9. “Competing Business” shall mean any health care business which provides a facility in which surgical procedures are performed and shall include, without limitation, a specialty hospital, hospital or ambulatory or other type of surgery center; provided, the private medical practice of any Limited Partner will not be a Competing Business as long as 80% of the Limited Partner’s professional services are rendered through such practice and such practice only performs surgeries which do not require a separate license, the presence of an anesthesiologist or involve conscious sedation.
     1.10. “Disability” means a physical or mental impairment that incapacitates a Limited Partner or prevents or interferes with a Limited Partner engaging in the practice of medicine, either full-time or part-time, in the State of Alabama; provided, however, that such Limited Partner shall consent to a physical, upon the request of the General Partner, to make such determination.
     1.11. “Equipment” means the medical equipment, furniture and fixtures with an initial book value of approximately $320,000 located at the Center and leased to the Partnership by the General Partner.
     1.12. “Family Member” means a person’s spouse, siblings, ancestors and lineal descendents, as well as the spouse of each, and such person’s spouse.
     1.13. “Fiscal Year” shall mean the fiscal year of the Partnership, which shall be the calendar year.
     1.14. “Formula Value” means four times the Trailing EBITDA less Partnership debt, other than current accounts payable, determined in accordance with GAAP, for the most recently ended Fiscal Year; provided, however, that, if, at the time the Formula Value is being calculated, the Partnership has been in existence for less than one Fiscal Year, the Formula Value shall be four times the annualized EBITDA less Partnership debt, other than current accounts payable, determined in accordance with GAAP using the months ended at the time the Formula Value is being calculated.
     1.15. “GAAP” shall mean generally accepted accounting principles as determined by the General Partner, applied on a consistent basis.
     1.16. “General Partner” means the party listed as such in the initial paragraph of this Agreement, and any successor therefor elected as provided in Section 12.6 of this Agreement.

     1.17. “Limited Partners” means the persons (including substituted Limited Partners), other than the Original Limited Partner, who are, from time to time, admitted to the Partnership as limited partners (pursuant to the provisions of the Act and Section 10.2 of this Agreement). The names, business or residence addresses and taxpayer identification numbers, the number of Units owned by each, and the Capital Contribution of each Limited Partner appear as Annex A to this Agreement, as amended from time to time.
     1.18. “Limited Partnership Percentage” in respect of any Limited Partner means that fraction, expressed as a percentage, having as its numerator the number of Units owned by such Limited Partner and having as its denominator the total number of Units owned by all Limited Partners.
     1.19. “Net Book Value” shall mean the book value of the Partnership’s assets (determined after depreciation) less the Partnership’s liabilities as determined by the General Partner in accordance with GAAP.
     1.20. “Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss (including but not limited to any gain or loss to the Partnership from any sale or disposition of all or any portion of the assets of the Partnership) for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
          (i) Expenditures described in Section 705(a)(2)(B) of the Code (including amounts treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(1)) shall be included as an expense in the determination of Net Income and Net Loss;
          (ii) Income exempt from taxation shall be included in the determination of Net Income and Net Loss;
          (iii) If the book value of property is adjusted pursuant to Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) or (e), such adjustment should be taken into account as gain or loss from the disposition of an asset and, in lieu of depreciation as calculated for federal income tax purposes, subsequently such deductions shall be computed in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(g)(3) or 1.704-3(d)(2), as the case may be;
          (iv) Subsequent calculating of gain or loss resulting from the disposition of an asset for federal income tax purposes shall be computed by reference to its book value as reflected in Partners’ Capital Accounts rather than its adjusted tax basis; and
          (v) Any items specially allocated shall not be taken into account in determining Net Income and Net Loss.
     1.21. “Original Limited Partner” means the party listed as such in the initial paragraph of this Agreement.
     1.22. “Partners” means collectively the General Partner and the Limited Partners.
     1.23. “Partnership” means the limited partnership formed pursuant to a Certificate of Limited Partnership of Lamar Surgery Center, L.P. and governed by this Agreement.
     1.24. “Partnership Percentage” means 1% per Unit held by a Limited Partner to the Limited Partners and the remainder to the General Partner.

     1.25. “Partnership Return” means the U.S. Partnership Information Return of Income of the Partnership.
     1.26. “Qualified Owner” means the General Partner and its Affiliates and physicians licensed in Alabama who utilize the Center in the manner required by the General Partner in its discretion and in accordance with applicable law as an extension of their medical practice.
     1.27. “Retirement” means an individual Limited Partner who attains the age of 62 and who is no longer engaged in the practice of medicine, either full-time or part-time, in the State of Alabama.
     1.28. “Tax Matters Partner” means the Partner designated as such by this Agreement, which Tax Matters Partner shall have all of the duties and responsibilities designated by the Code and the rules and regulations applicable thereto. The General Partner shall be the Tax Matters Partner.
     1.29. “Terminating Event” means any of the following:
          (i) A Limited Partner has breached the terms and conditions of this Agreement, as determined in the reasonable discretion of the General Partner, including without limitation, violating the restrictions with respect to ownership of an interest in a Competing Business as set forth in Article XI and the transfer restrictions set forth in Article X;
          (ii) A Limited Partner has disrupted the affairs of the Partnership or has acted adversely to the best interests of the Partnership, as determined in the reasonable discretion of the General Partner; or
          (iii) A Limited Partner ceases to be a Qualified Owner, as determined by the General Partner, or fails to comply with the General Partner’s request for information to determine if such Limited Partner is a Qualified Owner.
     1.30. “Trailing EBITDA” means the earnings before incomes taxes, interest, depreciation and amortization of the Partnership for the most recently ended Fiscal Year, all of which components shall be determined by the General Partner in accordance with GAAP; provided, however, that all leases shall be treated as operating leases.
     1.31. “Treasury Regulation Section 1.704-1” means the Temporary and Final Treasury Regulations promulgated under Section 704(b) of the Code. The portions of this Agreement that are designed to comply with Treasury Regulation Section 1.704-1 shall be interpreted to comply with the principles of such Treasury Regulation, including any amended or successor regulations thereto.
     1.32. “Unit” means an interest in the capital of the Partnership in an amount determined by the General Partner. The authorized number of Units of the Partnership is 49.
II. ORGANIZATION
     2.1. Formation. The parties hereby form a limited partnership under and pursuant to the Act. If required by the Act or if the General Partner deems it appropriate to do so, the General Partner shall promptly cause this Agreement to be filed for record in the Office of the Secretary of State of Delaware, and in such other places as necessary to protect the status of the Partnership as a limited partnership and as otherwise required by law. No copies of this Agreement or any amendment hereto need be delivered to the Limited Partners, unless requested by a Limited Partner pursuant to Section 17-305 of the Act.

     2.2. Name. The name of the Partnership is Lamar Surgery Center, L.P. The business of the Partnership may be conducted under any name chosen by the General Partner, and the General Partner may in its sole discretion from time to time change the name of the Partnership.
     2.3. Fictitious Business Name. The General Partner shall execute and promptly cause to be filed and published in the applicable jurisdictions, a Fictitious Business Name Statement with respect to the name of the Partnership and with respect to any other fictitious names used by the Partnership in the operation of its business if required by applicable law.
III. PRINCIPAL PLACE OF BUSINESS
     The registered agent and registered office of the Partnership shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the Partnership in Alabama shall be located at 49494 Highway 17 South, Sulligent, Alabama 35586 or at such other place as the General Partner may from time to time designate by notice to the Limited Partners.
IV. BUSINESS
     The business to be conducted by the Partnership shall be to lease or sublease and operate an ambulatory surgery center and to carry on any and all activities necessary, proper, convenient, or advisable in connection therewith.
V. TERM
     The term of the Partnership commenced on the date the Certificate of Limited Partnership was filed in the Office of the Secretary of State of Delaware and shall continue until December 31, 2099, unless terminated sooner pursuant to Section 13.1 of this Agreement.
VI. CAPITAL CONTRIBUTION AND STATUS
     6.1. Capital Contribution of the General Partner. In consideration for its interest in the Partnership, the General Partner will transfer intangible assets and certain other current assets associated with the operation of the Center to the Partnership, in accordance with Section 7.3.5 hereof.
     6.2. Contribution of Original Limited Partner to Partnership Capital. The Original Limited Partner shall contribute $10 in cash to the capital of the Partnership upon the formation of the Partnership and shall be a Limited Partner solely to facilitate the formation of the Partnership. Such contribution shall be returned to him in cash on the day of the admission of any other person or persons as a Limited Partner or Limited Partners, at which time the Original Limited Partner shall cease to be a Limited Partner. The General Partner and each Limited Partner hereby consent to the withdrawal by the Original Limited Partner of his $10 contribution pursuant to this Section 6.2, and hereby waive and release the Original Limited Partner from any right, claim or action that they or any of them may have against him for such withdrawal.
     6.3. Capital Contribution of the Limited Partners. Each Limited Partner, other than the Original Limited Partner, shall make a Capital Contribution to the Partnership per Unit in the amount determined by the General Partner to be the fair market value per Unit to be owned by such Limited Partner. Such Capital Contribution shall be made in cash in full upon subscription. No Limited Partner shall receive interest on his Capital Contribution.

     6.4. Limited Liability. A Limited Partner shall not be bound by, or personally liable for, the expenses, liabilities or obligations of the Partnership, except as provided in the Act. Notwithstanding the foregoing, in the event that the General Partner becomes liable for state or federal income or withholding taxes on income allocated to one or more Limited Partners in accordance with this Agreement, each Limited Partner whose income creates such tax liability shall pay to the General Partner or to the appropriate taxing authority the amount of tax, interest or penalties so assessed. If the General Partner must take or threaten legal action to receive such payment, such Limited Partner shall also reimburse the General Partner for reasonable attorneys’ fees and other costs.
     6.5. Role of Limited Partners. Except as otherwise provided in this Agreement and the Act, a Limited Partner shall take no part in or interfere in any manner with the conduct or control of the business of the Partnership and shall have no right or authority to act for or bind the Partnership.
     6.6. Withdrawal of Capital Contributions. No Limited Partner, other than the Original Limited Partner, shall have the right to withdraw or reduce his Capital Contribution without the consent of the General Partner. No Limited Partner shall have the right to demand or receive property other than cash in return for his Capital Contribution, and no Limited Partner, other than the Original Limited Partner, shall have priority over any other Limited Partner, either as to the return of Capital Contributions or as to income, losses or distributions.
     6.7. Assessments. Partners will not be subject to additional assessments for Capital Contributions to the Partnership.
     6.8. Loans. The Partnership will participate in the Cash Management System (as hereinafter defined) pursuant to the Cash Management and Loan Agreement (as hereinafter defined). In addition to any loans the Partnership may obtain thereunder, the General Partner or any Affiliate thereof may, but is not obligated to, loan or cause to be loaned to the Partnership such additional sums as the General Partner deems appropriate or necessary for the conduct of the Partnership’s business. Any such additional Loans made by any Partner (including the General Partner), or any Affiliate thereof, shall be upon commercially reasonable terms and conditions. If any Partner (including the General Partner), or any Affiliate thereof, loans its own money to the Partnership, such loans shall be at rates per annum and on terms as to security and other charges and fees at least as favorable to the Partnership as those negotiated by unaffiliated lenders on comparable loans for the same purpose in the same locale.
VII. EXPENSES OF THE PARTNERSHIP
     7.1. Reimbursement of Expenses Incurred by the General Partner. The General Partner may charge the Partnership for all direct expenses incurred by it or its Affiliates in connection with the Partnership’s business including legal, accounting, record keeping and data processing services. The General Partner may also charge the Partnership with all allocable portions of direct expenses incurred in connection with Partnership activities, such allocation to be determined on any basis selected by the General Partner consistent with good accounting practice.
     7.2. Organizational and Offering Expenses. The Partnership will pay all expenses incurred in connection with the organization of the Partnership and obtaining its debt and equity capital.
     7.3. Compensation Receivable By the General Partner and Certain of its Affiliates. The General Partner and certain of its Affiliates will receive from the Partnership on the terms and conditions hereinafter set forth certain fees and compensation, which shall be in addition to the interest of the General Partner in the Net Income, Net Loss, and Available Cash Flow of the Partnership. Each Limited Partner, upon his execution of this Agreement, hereby approves, consents to, and ratifies all of the arrangements pursuant to which the fees described below are to be paid.
     7.3.1. Management Fee. The Partnership shall enter into a Management Agreement (“Management Agreement”) with the General Partner. As compensation for its services in managing and supervising the conduct of the business and administering the affairs of the Partnership pursuant to the Management Agreement, the Partnership shall pay to the General Partner an annual fee equal to 6% of the Partnership’s net revenues from the operation of the Center (in general, billed revenues less contractual adjustments excluding any reduction for bad debts) (the “Management Fee”). This Management Fee is in addition to the General Partner’s right to be reimbursed for all reasonable direct costs incurred in performing such services as set forth elsewhere in the Management Agreement. No part of such Management Fee shall be considered or deemed a distribution to the General Partner but, rather shall be considered and deemed a guaranteed amount payable for current services rendered to the Partnership. The General Partner shall also be entitled to monthly reimbursement for the direct expenses it incurs in managing the Center.
     7.3.2. Facility Sublease. The Center will be subleased from the General Partner who will sublease the facility comprised of the Center and a rural health clinic from Lamar Healthcare Services, Inc., an Alabama corporation.
     7.3.3. Equipment. The General Partner will lease the Equipment to the Partnership pursuant to an Equipment Lease. Any equipment purchases by the Partnership may be funded, at the sole discretion of the General Partner, by the Partnership using excess cash flows.
     7.3.4. Employee Lease Agreement. The Center’s staff will be employed by the General Partner and leased to the Partnership pursuant to an employee lease agreement (the “Employee Lease Agreement”). The General Partner will have the right to exercise control over all personnel and shall be responsible for hiring, firing and supervising the personnel. The Partnership shall indemnify and hold the General Partner harmless for any claims arising from the activities of personnel who are acting under the Partnership’s supervision. The Partnership shall pay the General Partner a fee equal to the General Partner’s cost of employing the personnel, including, without limitation, wages, payroll taxes and fringe benefits, including all reasonable fringe benefits which are or may become standard for personnel at the Center (such as health insurance, disability insurance, life insurance, retirement plans, employee stock option plans, employee stock purchase plans, seminar and related travel expenses and professional dues).
     7.3.5. Contribution Agreement and Assumption Agreement. In exchange for its interest as General Partner, the General Partner will transfer intangible assets and certain other current assets associated with the operation of the Center to the Partnership pursuant to a Contribution Agreement.
     7.3.6. Cash Management and Revolving Credit Loan Agreement. The Partnership will participate in the cash management system (the “Cash Management System”) of LifePoint Hospitals Holdings, Inc. and/or its affiliates (“LifePoint”), an Affiliate of the General Partner, pursuant to a cash management and revolving credit loan agreement (the “Cash Management and Loan Agreement”). Also pursuant to the Cash Management and Loan Agreement, upon the General Partner’s request on behalf of the Partnership, LifePoint may provide the Partnership with revolving credit loans in the aggregate amount of up to

$1,000,000 (the “Revolving Credit Loans”). Any such Revolving Credit Loans will bear interest at a rate of 5% above the prime rate, as established from time to time, and the outstanding principal and interest will be repaid from time to time. The General Partner may, at its sole discretion, determine the base interest rate on Revolving Credit Loans from time to time. All funds deposited by or on behalf of the Partnership in any account with the Cash Management System will first be applied automatically to interest and then to the outstanding principal of the Revolving Credit Loans. Once the Revolving Credit Loans have been reduced to zero, all balances of the Partnership in any account with the Cash Management System will earn interest at the prime rate as published in the Wall Street Journal. In addition to the Revolving Credit Loans, if the Partnership requires additional capital, an Affiliate of the General Partner may provide that capital on commercially reasonable terms.
VIII. ALLOCATION OF INCOME AND LOSSES; CASH DISTRIBUTIONS
     8.1. Capital Accounts. The Partnership will maintain a Capital Account for each Partner.
     8.2. Allocation of Net Income and Net Losses.
          (a) Subject to special allocations determined necessary by the General Partner for the allocations of income and loss to be respected for federal income tax purposes pursuant to Treasury Regulation Section 1.704-1(b) and 1.704-2 (i.e., loss limitations, qualified income offset, minimum gain chargebacks, and non-recourse deductions), all Net Income and Net Loss of the Partnership, except those arising on the Partnership’s liquidation or the sale of all or substantially all of its assets, and all items of income, gain, deduction and loss entering into the determination of such Net Income and Net Loss shall be allocated among the Partners in accordance with their Partnership Percentage;
          (b) Upon the Partnership’s liquidation, or sale of all, or substantially all of its assets, all items of gain, income, deduction and loss will be specifically allocated among the Partners so as to cause each Partner’s ending Capital Account balance, as a percentage of all Capital Accounts balance, to equal his Partnership Percentage.
     8.3. Distribution of Available Cash Flow. The General Partner shall distribute the Available Cash Flow of the Partnership to the Partners in accordance with their Partnership Percentage. Such distributions shall be made at such time or times as the General Partner shall deem practicable.
     8.4. Curative Allocations. If any special allocation of gain, income, loss or deduction is made pursuant to Treasury Regulation Sections 1.704-l(b) or 1.704-2 (the “Regulatory Allocations”) with respect to one or more Partners, then gross income, gain, loss and deduction shall be allocated by the General Partner to the extent permitted by Treasury Regulation Section 1.704-1 and Code Section 704 and related provisions, in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if no Regulatory Allocations were made.
     8.5. Section 704(c) Allocations Code. Income, gain, loss and deduction as computed for income tax purposes with respect to Partnership property subject to Code Section 704(c) and/or Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) shall be allocated in accordance with said Code Section and/or Treasury Regulation Sections 1.704-1(b)(4)(i), as the case may be, using any reasonable method permitted or Treasury Regulation Sections 1.704-3 that is selected by the

General Partner. Allocations made pursuant to this paragraph shall not affect the Capital Account of the Partners.
     8.6. Allocations in Case of Transfers. Except as provided below, Net Income, Net Loss and items of income, gain, deduction and loss allocable to any Partner whose Units have been transferred, in whole or in part, during any Fiscal Year shall be allocated among the persons who were the holders of such Units during such year in proportion to their respective holding periods, without separate determination of the results of Partnership operations during such periods. Net Income, Net Loss, and items of income, gain, deduction and loss, attributable to a sale or other disposition of all or any portion of the assets of the Partnership shall be allocated to those Partners who were Partners at the time of the occurrence of the disposition giving rise to such Net Income, Net Loss and items of income, gain and loss.
     8.7. Consequences of Distributions. Upon the determination to distribute funds in any manner expressly provided in this Article VIII, made in good faith, the General Partner shall incur no liability on account of such distribution, even though such distribution may have resulted in the Partnership retaining insufficient funds for the operation of its business which insufficiency resulted in loss to the Partnership or necessitated the borrowing of funds by the Partnership.
     8.8 Interpretation. The provisions of this Article VIII are intended to comply with Treasury Regulation Sections 1.704-l(b), 1.704-2 and 1.704-3 and any successor regulations, and shall be defined and interpreted consistently with this intention.
IX. RIGHTS, POWERS AND OBLIGATIONS OF THE GENERAL PARTNER
     9.1. Powers. The management and control of the Partnership and its business and affairs shall rest exclusively with the General Partner, which shall have all the rights and powers that may be possessed by general partners pursuant to the Act, and such additional rights and powers as are otherwise conferred by law or are necessary, advisable or convenient to the discharge of its duties under this Agreement. Without limiting the generality of the foregoing, the General Partner may, at the cost, expense and risk of the Partnership:
     9.1.1. Spend the capital and net income of the Partnership in the exercise of any rights or powers possessed by the General Partner hereunder;
     9.1.2. Purchase, hold, lease, manage and operate the Center, lease the Equipment, otherwise conduct the business of the Partnership and enter into agreements containing such terms, provisions and conditions as the General Partner in its discretion shall approve;
     9.1.3. Purchase from or through others contracts of liability, casualty and other insurance which the General Partner deems advisable for the protection of the Partnership, including the amount of any related deductibles, or for any purpose convenient or beneficial to the Partnership;
     9.1.4. Incur indebtedness in the ordinary course of business or indebtedness which refinances any indebtedness incurred by the Partnership;
     9.1.5. Sell, exchange or otherwise dispose of, upon such terms and conditions as the General Partner may deem advisable, appropriate or convenient, any of the assets of the Partnership;
     9.1.6. Invest in short-term debt obligations (including those issued or guaranteed by federal and state governments and their agencies and certificates of deposit of commercial banks, savings banks, or savings and loan associations) and “money market” accounts of commercial banks and “money market” mutual funds, such funds as are temporarily not required for the purposes of the Partnership’s operations;
     9.1.7. Delegate all or any of its duties hereunder and, in furtherance of any such delegation, appoint, employ or contract with any person (including Affiliates) for the transaction of the business of the Partnership, which persons may, under the supervision of the General Partner, act as consultants, accountants, brokers, escrow agents, leasing agents, or in any other capacity deemed by the General Partner necessary or desirable, and pay appropriate fees to any of such persons; and
     9.1.8. Issue securities from time to time in one or more series, which securities may be preferred to the Units as to dividends and distribution of assets of the Partnership on dissolution, as hereinafter provided, and shall have such distinctive designations as may be stated in the amendment to this Agreement providing for the issue of such securities adopted by the General Partner. In the amendment providing for the issuance of securities of each particular series, the General Partner is hereby expressly authorized and empowered to fix the number of Units or shares constituting such series and to fix the relative rights and preferences of the Units or shares of the series so established to the full extent allowable by law, except as such rights and preferences are fixed herein.
     9.1.9. Elect to revalue the Partnership’s property for tax purposes as permitted in Treasury Regulation Section 1.704 and determine such value.
     9.2. Independent Activities. Except as specifically provided herein, the General Partner may, notwithstanding the existence of this Agreement, engage in whatever activities it chooses, whether or not the same be competitive with the Partnership, without having or incurring any obligation to offer any interest in such activities to the Partnership or any party hereto, and each Limited Partner hereby waives, relinquishes and renounces any such right or claim of participation.
     9.3. Duties. The General Partner shall manage and control the Partnership, its business and affairs to the best of its ability and shall use commercially reasonable efforts to carry out the business of the Partnership. The General Partner shall devote itself to the business of the Partnership to the extent that it, in its discretion, deems necessary for the efficient carrying on thereof. The General Partner shall act as a fiduciary with respect to the safekeeping and use of the funds and assets of the Partnership.
     9.4. Advisory Board. The Partnership shall establish an advisory board (the “Advisory Board”) comprised of up to four physicians appointed by the General Partner. Physicians appointed to the Advisory Board are not required to be Limited Partners. The members of the Advisory Board will serve for one year or until their successor is appointed by the General Partner. The Advisory Board will be responsible for developing utilization, peer review and quality assurance standards for the Center, reviewing utilization of Center services and generally making recommendations to the General Partner regarding the services provided at the Center. The Advisory Board shall take no action that would subject any Limited Partner members to liability as general partners of the Partnership.
     9.5. Certain Limitations.
     9.5.1. Without obtaining the consent of Limited Partners holding an aggregate Limited Partnership Percentage greater than 50%, the General Partner shall not:

     9.5.1.1. Act in contravention of this Agreement or the Certificate of Limited Partnership; or
     9.5.1.2. Possess Partnership property, or assign any rights in specific Partnership property, including any assignment for the benefit of Partnership creditors, for other than a Partnership purpose.
     9.6. Tax Matters Partner. Each Partner, by the execution of this Agreement, consents to the appointment of the General Partner as the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.
     9.6.1. The Tax Matters Partner shall have, along with any other duties required by the Code, the following duties, to the extent and in the manner provided by the Code:
     9.6.1.1. Furnish the name, address, profits interest and taxpayer identification number of each Partner to the Internal Revenue Service;
     9.6.1.2. Keep each Partner informed of the administrative and judicial proceedings for the adjustment of any item required to be taken into account by a Partner for income tax purposes;
     9.6.1.3. Within 30 days of receiving a notice of a Partnership audit by the Internal Revenue Service, forward a copy of such notice to the Partners; and
     9.6.1.4. Register the Partnership with the Internal Revenue Service as a “tax shelter” if required by the Code, and deliver information with respect to such registration to the Partners.
     9.6.2. The Tax Matters Partner is hereby authorized, but not required, to:
     9.6.2.1. Enter into any settlement with the Internal Revenue Service with respect to any tax audit or judicial review, in which settlement the Tax Matters Partner may expressly state that such settlement shall bind the other Partners, except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the Code and the applicable Treasury Regulations thereunder) files a statement with the Internal Revenue Service providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner;
     9.6.2.2. If a final administrative adjustment of a Partnership item required to be taken into account by a Partner for tax purposes is mailed to the Tax Matters Partner, seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership’s principal place of business is located, or the United States Claims Court;
     9.6.2.3. Intervene in any action brought by any other Partner for judicial review of a final adjustment;
     9.6.2.4. File a request for an administrative adjustment with the Internal Revenue Service at any time and, if any part of such request is not allowed by the

Internal Revenue Service, file a petition for judicial review with respect to such request;
     9.6.2.5. Enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item;
     9.6.2.6. Take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations; and
     9.6.2.7. File a petition as contemplated in Sections 6226(a) and/or 6228 of the Code.
     9.6.2.8. Make any tax elections for the Partnership allowed under the Code, Treasury Regulations or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Partnership.
     9.6.2.9. Adopt methods of accounting for the Partnership that the Tax Matters Partner believes is in the best interests of the Partners.
     9.6.3. The Partnership shall Indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners and against any and all loss, liability, cost or expense, including judgments, fines, amounts paid in settlement and attorneys fees and expenses, incurred by the Tax Matters Partner in any civil, criminal or investigative proceeding in which the Tax Matters Partner is involved or threatened to be involved solely by virtue of being Tax Matters Partner, except such loss, liability, cost or expense arising by virtue of the Tax Matters Partner’s gross negligence, fraud, malfeasance, breach of fiduciary duty or intentional misconduct. The payment of all such expenses shall be made before any distributions are made from Available Cash Flow. Neither the General Partner, nor any Affiliate, nor any other person shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.
X. TRANSFER OF INTERESTS IN THE PARTNERSHIP
     10.1. In General. With the General Partner’s approval, which approval may be arbitrarily withheld, and subject to the provisions of this Agreement, a Limited Partner may sell, transfer, assign or subject to a security interest any or all of the Units owned by him; provided however, that:
     10.1.1. Such sale, transfer, assignment or grant of a security interest is to a Qualified Owner;
     10.1.2. Such Limited Partner and his purchaser, transferee or assignee execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner; and

     10.1.3. Upon the request of the General Partner, such Limited Partner pays the Partnership a transfer fee which is sufficient to pay all reasonable expenses of the Partnership in connection with such transaction; and provided, further, that such purchaser, transferee, assignee, or holder of such security interest (or any person who purchases such Units upon foreclosure of such security interest) shall not become a Limited Partner within the meaning of Section 17-301 of the Act unless the provisions of Section 10.2 of this Agreement are satisfied and the General Partner consents in writing to such person becoming a substituted Limited Partner. Neither the Partnership nor the General Partner shall recognize or be bound by any assignment of a Unit, or portion thereof, unless the General Partner consents to such assignment in writing. The General Partner will not consent to any sale, transfer or assignment of or security interest in any Unit or to the admission of any person as a substituted Limited Partner if, in its opinion, such consent and substitution (a) would result in the Partnership being treated for federal income tax purposes (i) as an association taxable as a corporation or (ii) as having undergone a technical termination, (b) would cause adverse tax consequences to the remaining Partners, (c) would constitute a violation of any applicable federal or state law pertaining to securities regulation, (d) would cause the assets of the Partnership to constitute “plan assets” under the Department of Labor Regulations, or (e) if, in the opinion of the General Partner, the Units would not be a suitable investment for the transferee.
     10.2. Substituted Limited Partners. If the General Partner consents to the admission of a person as a substituted Limited Partner within the meaning of Sections 17-301 and 17-704 of the Act, and such person:
     10.2.1. Elects to become a substituted Limited Partner by delivering a written notice of such election to the General Partner;
     10.2.2. Executes and acknowledges such other instruments as the General Partner may deem necessary or advisable to effect the admission of such person as a substituted Limited Partner, including, without limitation, the written acceptance and adoption by such person of the provisions of this Agreement; and
     10.2.3. Pays a transfer fee to the Partnership which is sufficient to cover all reasonable expenses connected with the admission of such person as a substituted Limited Partner within the meaning of Section 17-301 of the Act, including, without limitation, the cost of preparing, printing and, if the General Partner deems it appropriate, filing for record an amendment to this Agreement and, if required by the Act or deemed appropriate by the General Partner, the Certificate of Limited Partnership, and obtaining any opinions of counsel the Partnership deems necessary or advisable;
then the General Partner shall amend this Agreement and, if necessary or desired, the Certificate of Limited Partnership in accordance with the provisions of the Act and shall take all other steps which, in the opinion of the General Partner, are reasonably necessary to admit such person as a substituted Limited Partner under Section 17-301 of the Act. The General Partner shall file an amendment to this Agreement and the Certificate of Limited Partnership, if required by the Act or if the General Partner considers it appropriate to do so. Such person shall become a substituted Limited Partner on the date of such amendment to this Agreement and his predecessor will cease to be a Limited Partner on such date.
     10.3. Purchase of Units by the General Partner. The General Partner may acquire one or more Units, and, if with respect to such Unit or Units the General Partner becomes a Limited Partner within the meaning of the Act, the General Partner shall, with respect to such Unit or Units, enjoy all rights and be subject to all of the obligations and duties of a Limited Partner other than the provisions of Article XI.
XI. SPECIAL PROVISIONS
     11.1. Terminating Event. If a Terminating Event occurs with respect to a Limited Partner, such Limited Partner, or his successor, shall give written notice of the Terminating Event to the General Partner (the “Termination Notice”). The General Partner shall have the right, but not the obligation, to purchase the Units of such Limited Partner at any time after the date (i) the General Partner receives the Termination Notice or (ii) the General Partner has actual notice of the occurrence of the Terminating Event. The purchase price will be the product of the Partnership Percentage of the purchased Units and (i) 10% of the Net Book Value if the Terminating Event is the Limited Partner’s breach of this Agreement, (ii) the Formula Value if the Terminating Event is a Limited Partner’s death, Retirement, relocation more than 60 miles from the Center or Disability, as determined by the General Partner, or (iii) the Net Book Value for all other Terminating Events. In addition, if the Terminating Event is the Limited Partner’s breach of this Agreement, the Limited Partner shall return to the Partnership all distributions made by the Partnership to such Limited Partner prior to the date of such breach. The closing of the purchase will occur 30 days following the date the General Partner notifies the Limited Partner in writing of its exercise of the right to purchase the Units. The Limited Partner shall transfer good and marketable title to the Units to the General Partner, free and clear from all liens and encumbrances. The purchase price shall be paid at the closing.
     11.2. Subsequent Legislation. If the General Partner determines that any Limited Partners are prohibited from owning an interest in the Partnership as a result of the enactment of any statute, regulation or other law or the judicial or administrative interpretation of any existing or future statute, regulation or other law, the General Partner shall attempt to restructure the Partnership in order to comply with such enactment or interpretation. If any Limited Partner shall be so prohibited from owning an interest in the Partnership and the Partnership cannot be so restructured, the General Partner will purchase all the Limited Partners’ interests in the Partnership as provided in this Section 11.2. Additionally, if the enactment of any statute, regulation or other law or the judicial or administrative interpretation of any existing or future statute, regulation or law shall have the effect of limiting reimbursement of health care costs through government or other payor programs or otherwise materially and adversely affects the manner in which the Partnership or its Affiliates shall operate their businesses, the General Partner shall attempt to restructure the Partnership to eliminate the adverse effect and if the Partnership cannot be so restructured, the General Partner, at its sole and absolute discretion, shall have the option to purchase all of the Limited Partners’ interests in the Partnership as provided in this Section 11.2. The Partnership shall pay each such Partner for his interest in the Partnership the product of such Limited Partner’s Partnership Percentage and the Formula Value. Such amount will be paid to each such Partner, at the sole and absolute discretion of the General Partner, in either a lump sum or in 60 equal monthly payments with interest on the unpaid principal balance at the prime rate as published in the Wall Street Journal. If the General Partner exercises its discretion to pay for a Unit in 60 monthly installments, the first such installment shall be paid to such Limited Partner on the first day of the month after 30 days have expired since the Partner’s interest in the Partnership had been terminated, with subsequent installments paid on the first day of each successive month thereafter until paid in full. The General Partner may pre-pay in whole or in part the amount owed without penalty. The General Partner’s obligation to pay the such Partners in 60 equal monthly installments under this Section 11.2 will be evidenced by nonrecourse promissory notes executed by the General Partner.

     11.3. Restriction on Ownership.
     11.3.1. Each Limited Partner (except for the General Partner) agrees that while he is a Partner and for two years thereafter neither he nor any of his Affiliates shall, whether directly or indirectly, own, have any financial interest in, or derive any fee (except a professional fee for services rendered) from any Competing Business that is located within the counties of Lamar, Marion and Fayette, Alabama.
     11.3.2. With respect to any covenant of a Limited Partner which applies after the transfer of a Limited Partner’s interest, if any Limited Partner violates such covenant and the General Partner brings legal action for injunctive or other relief on behalf of the Partnership, the Partnership shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of such covenant. Accordingly, after the transfer of a Limited Partner’s interest for any reason, for any time period that any Limited Partner is in violation of the covenants set forth in this Section 11.3, such time period shall not be included in calculating any such covenant time period described in this Section 11.3.
     11.3.3 If it shall be determined that the duration or geographical limit of any provision contained in this Section 11.3 is unenforceable, it is the intention of the parties that such covenant set forth herein shall not thereby be terminated or void but shall be deemed amended to the extent required to render it valid and enforceable to the greatest extent permissible, such amendment shall apply only with respect to the operation of this Section 11.3.
     11.3.4 Each Limited Partner acknowledges that the covenants contained in this Section 11.3 are a reasonable and necessary protection of the legitimate business interests of the Partnership. In the event of any violation of the covenants in this Section 11.3, the Partnership shall be entitled to preliminary and permanent injunctive relief, in addition to any other remedy, and shall be entitled to be reimbursed by the appropriate Limited Partner for any attorneys’ fees and costs, at all pre-trial and appellate levels, incurred as a result thereof. Nothing herein contained shall be construed as prohibiting the General Partner from pursuing any other legal or equitable remedies available to the Partnership as a result of a violation of the covenants set forth in this Section 11.3.
     11.4. Repurchase Event. If at any time, the General Partner determines, in its sole discretion, to terminate the operations of the Center, the General Partner will have the right, upon written notice, to repurchase all of the Units from each Limited Partner for an amount equal to the product of the Partnership Percentage of the purchased Units times the Formula Value. Upon such repurchase of Units pursuant to this Section 11.4, no Partner shall have any claim for damages against the General Partner, Partnership and/or their Affiliates.
     11.5. Medical Malpractice Insurance. Each Limited Partner who is a practicing physician at the Center shall maintain medical malpractice insurance in accordance with the Center’s medical staff bylaws and, upon written request by the General Partner, shall provide confirmation of such coverage.
XII. RESIGNATION OR REMOVAL OF THE GENERAL PARTNER; ELECTION OF
SUCCESSOR GENERAL PARTNER
     12.1. Resignation of the General Partner. Subject to the provisions of Sections 12.3, 12.4 and 12.5 of this Agreement, the General Partner may resign as such by written notice given in accordance with Section 12.3 of this Agreement.

     12.2. Removal of the General Partner. Subject to the provisions of Sections 12.3, 12.4 and 13.2 of this Agreement, the General Partner may be removed and cease to be the General Partner of the Partnership upon the dissolution of the General Partner or upon the adjudication that the General Partner is insolvent or bankrupt. If the General Partner (or any successor General Partner) is adjudicated insolvent or bankrupt, the Limited Partners owning in the aggregate a Limited Partnership Percentage of greater than 50% may vote to remove such General Partner (or successor General Partner). Such vote must occur before the effectiveness of such removal and after the election of a successor General Partner pursuant to the Section 12.6 of this Agreement.
     12.3. Notice of Resignation or Removal. Written notice of the resignation or removal of the General Partner shall be given by such General Partner to the Limited Partners, and written notice of the removal of the General Partner shall be given by the Limited Partners voting to remove the General Partner pursuant to Section 12.2.1 of this Agreement to all Partners. Such notice shall set forth the day upon which the resignation or removal is to become effective, which date in the case of resignation of the General Partner and in the case of removal pursuant to Section 12.2.1 of this Agreement shall not be less than 90 days after such notice is given to the party or parties being notified, unless a successor General Partner is elected pursuant to Section 12.6 of this Agreement.
     12.4. Liability of the General Partner after Resignation or Removal. If the General Partner resigns or is removed in accordance with the provisions of this Agreement, its liability as a general partner shall cease as to future obligations of the Partnership, and the Partnership shall promptly take all steps reasonably necessary under the Act to cause such cessation of liability; provided, however, that if such resignation or removal causes a dissolution of the Partnership, the General Partner shall remain the General Partner of the Partnership for purposes of the winding up of the Partnership pursuant to Section 13.2 of this Agreement, unless a successor General Partner is elected pursuant to Section 12.6 of this Agreement or a liquidating trustee is elected pursuant to Section 13.3 of this Agreement.
     12.5. Continuing Interest of the General Partner after Resignation or Removal. Upon resignation or removal, the General Partner shall receive its original Capital Contribution, if any, plus any unpaid distributions of Available Cash Flow allocated to its Capital Account. The successor General Partner, if any, shall succeed to the entire interest in all items of income, profit, loss and allocation and distribution.
     12.6.Election of Successor General Partner. If the General Partner (or any successor General Partner) resigns or is removed pursuant to this Agreement, the Partnership shall continue and shall not be dissolved or the business wound up. In that event, Limited Partners owning in the aggregate a Limited Partnership Percentage of greater than 50% may, but are not required to, elect a successor General Partner. Upon the resignation or removal of the last remaining General Partner so that the Partnership has no remaining General Partner, then the business of the Partnership shall be continued and a successor General Partner shall be selected before the effectiveness of such resignation or removal by the same vote of the Limited Partners with such selection to be effective as of the date of resignation or removal. The person so selected shall not become a General Partner until such resignation or removal is effective and such person has executed a copy of this Agreement and an amendment to the Certificate of Limited Partnership and such Certificate of Limited Partnership has been filed with the Secretary of State of Delaware. Upon such events, the person or entity so selected automatically shall be the General Partner of the Partnership effective as of the date of resignation or removal.
XIII. DISSOLUTION AND WINDING UP OF THE PARTNERSHIP
     13.1. Dissolution of the Partnership. The resignation or removal of the General Partner shall cause a dissolution of the Partnership unless, within 90 days thereafter, a successor

General Partner shall be elected pursuant to Section 12.6 of this Agreement to continue the business of the Partnership, in a reconstituted form if necessary, and subject to all the terms of this Agreement. The Partnership shall also be dissolved upon (a) the vote to do so of the General Partner and Limited Partners holding an aggregate Limited Partnership Percentage of greater than 51%, (b) the expiration of the term of the Partnership, or (c) the disposition of all of the Partnership’s assets and the distribution of the proceeds from such disposition. In no event shall the bankruptcy of any Limited Partner, or the death of any Limited Partner, result in dissolution of the Partnership. In the event of the death of any Limited Partner, the personal representative of the deceased Limited Partner shall succeed to the interest of the deceased Limited Partner in the Partnership subject to the rights of any assignees of the deceased Limited Partner in and to such interest, and subject to the provisions of this Agreement.
     13.2. Winding Up of the Partnership. Upon the dissolution of the Partnership, the General Partner or a liquidating trustee elected pursuant to Section 13.3 of this Agreement shall take full account of the Partnership’s assets and liabilities and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. The proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed as provided in Section 17-804 of the Act; provided, however, that after payment of or creating adequate reserves to provide for all Partnership debts, obligations and liabilities there shall be distributed to each Partner the remaining assets of the Partnership in accordance with and in proportion to, the Partners’ ending Capital Account balance after all allocations and other Capital Account distributions are made for the year of termination; and provided, further, that no Partner shall be liable for any deficit in his Capital Account. Such distributions shall be made within the time periods required by Treasury Regulation Section 1.704-l(b).
     13.3. Election of Liquidating Trustee. If the Partnership dissolves and there is no remaining General Partner, the Partnership, by the vote of Limited Partners holding an aggregate Limited Partnership Percentage of greater than 50%, may elect a liquidating trustee who shall have the powers and obligations as set forth in the Act. The liquidating trustee so elected shall not become a liquidating trustee until such trustee has executed a copy of this Agreement, and an amendment to the Certificate of Limited Partnership has been filed with the Secretary of State of Delaware.
XIV. BOOKS OF ACCOUNT, ACCOUNTING, REPORTS, FISCAL YEAR, BANKING AND TAX ELECTION
     14.1. Books of Account. The Partnership’s books and records (including a current list of the names and addresses of and number of Units owned by all Limited Partners) and an executed copy of this Agreement, as currently in effect, shall be maintained at the principal office of the General Partner, and each Partner shall have access thereto at all reasonable times for any proper purpose. The books and records shall be kept by the General Partner using an appropriate method of accounting consistently applied and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership’s business. The General Partner shall also keep adequate federal income tax records using an appropriate method of accounting applied on a consistent basis.
     14.2. Financial Reports. If requested in writing by the General Partner or Limited Partners (not including the General Partner and its Affiliates) holding an aggregate Limited Partnership Percentage of greater than 50%, the Partnership, at the Partnership’s expense if requested by the General Partner and at the Limited Partner’s expense if requested by the Limited Partners, shall furnish the General Partner and/or such Limited Partners a copy of a balance sheet of the Partnership as of the last day of such Fiscal Year and statements of income or loss and cash flow of the Partnership for such year certified by a firm of independent accountants selected by the General Partner, and the report and opinion of such firm with respect to such financial statements.

All such financial statements shall be prepared on an accrual basis of accounting in accordance with GAAP. The Partnership shall furnish to each Partner not later than March 31 of each year an unaudited statement of cash flow of the Partnership for such year, a statement showing the amounts allocated to or allocated against such Partner pursuant to this Agreement during or in respect of such year and any items of income, deduction, credit or loss allocated to such Partner for purposes of the Code and a statement reconciling of the taxable income of the Partnership to the financial income of the Partnership for such year. The Partnership will also furnish to each Partner that submits a written request to the General Partner, at such Partner’s expense, a copy or summary of all state and/or local tax returns which are filed by the Partnership.
     14.3. Banking. All funds of the Partnership shall be initially deposited in one or more separate account or accounts of banks or other insured financial institutions as shall be determined by the General Partner.
     14.4. Tax Election. Upon the transfer of an interest in the Partnership or in the event of a distribution of the Partnership’s property, the General Partner in its sole discretion may, but is not required to, cause the Partnership to elect pursuant to Section 754 of the Code, to adjust the basis of the Partnership’s property as allowed by Section 734(b) and 743(b) thereof.
     14.5. Tax Returns. The General Partner shall, for each Fiscal Year, file on behalf of the Partnership with the Internal Revenue Service a Partnership Return within the time prescribed by law (including any extensions) for such filing. The General Partner shall also file on behalf of the Partnership such state and/or local income tax returns as may be required by law. The General Partner may, at its discretion, retain an accounting firm to prepare the Partnership’s tax returns.
XV. POWER OF ATTORNEY
     15.1. Appointment of Attorney-in-Fact. Each Limited Partner hereby makes, constitutes and appoints the General Partner, with full power of substitution and resubstitution, his agent and attorney-in-fact to file for record this Agreement if required by the Act or if the General Partner deems it appropriate to do so, and to sign, execute, certify, acknowledge, and file for record any other instruments which may be required of the Partnership or of the Limited Partners by law or otherwise necessary, desirable or appropriate to reflect the admission of a Partner, the withdrawal of a Partner or the transfer of all or any part of the interest of a Partner in the Partnership, including, but not limited to, amendments to, or cancellations of this Agreement. Each Limited Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with the foregoing, hereby giving such attorney-in-fact full power and authority to act to the same extent as if such Limited Partner were himself personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.
     15.2. Qualification in Other States. In the event the business of the Partnership is carried on or conducted in states in addition to the State of Delaware, then the parties agree that, if required by applicable law, the Partnership shall be qualified under the laws of each state in which business is actually conducted by the Partnership, and they severally agree to execute such other and further documents as may be required or requested in order that the General Partner legally may qualify the Partnership in such states. The power of attorney granted to the General Partner by each Limited Partner in Section 15.1 of this Agreement shall constitute the authority of the General Partner to perform the ministerial duty of qualifying the Partnership under the laws of any state in which it is necessary to file documents or instruments of qualification. A Partnership office of principal place of business in any state may be designated from time to time by the General Partner.

     15.3. Effect of Power. The power of attorney granted pursuant to Section 15.1 of this Agreement:
     15.3.1. Is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death, insanity, or incapacity of the granting Limited Partner; and
     15.3.2. May be exercised by such attorney-in-fact for each Limited Partner by listing all of the Limited Partners executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact as attorney-in-fact for all of them; and
     15.3.3. Shall survive the effectiveness of an assignment by a Limited Partner of his entire interest in the Partnership, except that where the purchaser, transferee or assignee thereof is admitted as a substituted Limited Partner, the power of attorney shall survive such assignment as to the assignor for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any such agreement, certificate, instrument, or document necessary to effect such substitution.
XVI. LIABILITY OF THE GENERAL PARTNER
     16.1. Return of Capital Contributions. Anything in this Agreement to the contrary notwithstanding, the General Partner shall not be individually liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
     16.2. No Liability for Actions. The doing of any act or the failure to do any act by the General Partner shall not subject the General Partner to any liability to the Partnership or the Partners, in the absence of its gross negligence or willful malfeasance.
     16.3. Indemnification. The Partnership, its receiver or its trustee (other than a liquidating trustee), shall indemnify, hold harmless and pay all judgments and claims against and, upon request, shall advance expenses to the General Partner, its Affiliates and their respective officers, directors, partners, employees, subsidiaries, agents, representatives, and affiliated assigns, from any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership (other than management services provided under the Management Agreement which indemnity shall be controlled by the Management Agreement), including costs and attorneys’ fees (which costs and attorneys’ fees may be advanced or paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage; provided, however, that if such liability, loss or claim arises out of any action or inaction of the General Partner, any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the Partners. The payment of any amounts for indemnification shall be made before any distributions of Available Cash Flow or sale proceeds are made to Partners. Neither the General Partner, nor any Affiliate, nor any other person shall have any obligation to provide funds for any indemnification obligation hereunder. The Partnership may purchase and pay for any insurance covering the liability of the General Partner, its officers, directors, shareholders, partners, employees, subsidiaries, agents, representatives, and affiliated assigns for actions or omissions for which indemnification is not permitted hereunder. Nothing contained herein shall constitute a waiver by any Limited Partner of any right which he may have against any party under federal or state securities law.
XVII. MISCELLANEOUS
     17.1. Notices. Except as otherwise provided in this Agreement, any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be duly given if delivered in writing personally to the person to whom it is authorized to be given, or if sent by mail or overnight delivery service, telecopy, telex or telegraph, as follows: if to the General Partner, at its address set forth in the first paragraph of this Agreement, or to such other address as the General Partner may from time to time specify by written notice to the Limited Partners; and if to a Limited Partner, at such Limited Partner’s address set forth in Annex A hereto, or to such other address as such Limited Partner may from time to time specify by written notice to the General Partner. Any such notice shall be deemed to be given as of the date so delivered, if delivered personally, by telecopy, telex or telegraph, or as of the date on which the same was deposited in the United States mail or overnight delivery service, charges prepaid or provided for, addressed and sent as aforesaid.
     17.2. Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     17.3. Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     17.4. Amendments. Amendments to this Agreement may be made in the following manner:
     17.4.1. Amendments to this Agreement may be proposed by the General Partner. Following such proposal, the General Partner shall submit to the Limited Partners a written statement of any proposed amendment, including a complete description of the proposed amendment and the reasons therefor, and may include in any such submission their recommendation as to the proposed amendment. The General Partner shall seek the consent of the Limited Partners on the proposed amendment or shall call a meeting of or action by consent of the Partners pursuant to Section 17.5 of this Agreement to vote thereon and to transact any other business permitted by the Act to be transacted by the Limited Partners that they may deem appropriate. A proposed amendment shall be adopted and effective as an amendment to this Agreement if it receives the affirmative vote of the General Partner and Limited Partners holding an aggregate Limited Partnership Percentage of greater than 50%, unless another Limited Partnership Percentage is specifically provided for elsewhere in this Agreement.
     17.4.2. In addition to any amendments otherwise authorized herein, the General Partner may, without obtaining the consent of the Limited Partners, amend this Agreement from time to time:
     17.4.2.1. To add to the representations, duties or obligations of the General Partner, or its Affiliates, or surrender any right or power granted to the General Partner, or its Affiliates, herein for the benefit of the Limited Partners;
     17.4.2.2. To cure any ambiguity, to correct or supplement any provision herein or therein which may be inconsistent with any law or with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with any law or with the provisions of this Agreement; and
     17.4.2.3. To admit additional or substituted Limited Partners or a substituted General Partner.

     17.4.3. The General Partner, without the consent of the Limited Partners, may modify the provisions of Article VIII or any other provisions of this Agreement, if, after consultation with counsel to the Partnership, the General Partner determines that such modification is necessary to (i) cause the allocations contained in Article VIII to have substantial economic effect or otherwise be respected for federal income tax purposes under Section 704 of the Code; (ii) cause the allocation of Net Income and Net Loss under Article VIII hereof to conform, in accordance with the requirements of Section 704 of the Code, to the distributions of Available Cash Flow provided in Article VIII; or (iii) cause provisions of this Agreement to comply with any applicable legislation, regulation or rule enacted or promulgated after the date of this Agreement, which change is necessary to enable the Partnership to carry out its purposes in the manner contemplated by this Agreement, including the expanding of the Tax Matter Partner’s responsibilities, duties and powers with respect to the taxing authority in accordance with the relevant statute. Any such amendment shall be so as to cause the least significant deviation from the provisions of this Agreement as originally set forth.
     17.5. Meeting and Voting by Written Consent. The General Partner may at any time call a meeting of the Limited Partners, or for a vote without a meeting, of the Limited Partners on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of the written request therefor of Limited Partners holding in the aggregate a Limited Partnership Percentage of greater than 50% as of the date of receipt of such written request (“notice date”). Within ten days of such notice date, the General Partner shall notify all Limited Partners of record as of the notice date that a meeting, if called, will be held at the Partnership’s principal place of business at a time requested by the Limited Partner(s) calling the meeting, or, if no such meeting has been called, the date upon which votes without a meeting will be counted, which date in either case shall be not less than 15 days nor more than 60 days after the notice date. Written notice of any meeting or any vote without a meeting shall be given by the General Partner as provided in Section 17.1 of this Agreement not less than ten nor more than 60 days before the date of such meeting or vote and shall include a detailed statement of the action proposed (including a statement of the substance of any resolution proposed for adoption by the Limited Partners and any proposed amendment to the Agreement) and may include in any such submission the General Partners’ recommendation with respect to the proposal. All expenses of the voting and such notification shall be borne by the Partnership.
     17.6. Manner of Voting. A Limited Partner who is entitled to vote shall be entitled to cast his vote: (i) at a meeting, in person, by written proxy or by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partner prior to such meeting, or (ii) without a meeting, by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partner prior to the date upon which the votes of Limited Partners of record on the notice date, whether at a meeting or otherwise, shall be counted. The laws of the State of Delaware pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by Limited Partners. At each meeting of Limited Partners, the General Partner shall appoint such officers and adopt such rules for the conduct of such meeting as the General Partner shall deem appropriate. Unless a greater percentage is required by the Act or this Agreement, the presence of the General Partner and holders of a Limited Partnership Percentage which is greater than 50% shall constitute a quorum at any meeting for the transaction of business. In connection with each meeting or vote without a meeting of the Limited Partners, the Partnership shall provide for proxies or written consents which specify a choice between approval and disapproval of each matter to be acted upon at the meeting or by vote without a meeting. For purposes of obtaining a vote under this Agreement, the General Partner may require a written response within a specified time, but not less than 15 days nor more than 45 days, and provide that failure to respond in such time shall constitute a vote which is consistent with the General Partner’s recommendation, if made, with respect to the proposal.

     17.7. Right to Rely Upon the Authority of the General Partner. No person dealing with the General Partner shall be required to determine its authority to make any commitment or undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority. In addition, no purchaser of any property of the Partnership shall be required to determine the sole and exclusive authority of the General Partner to sign and deliver on behalf of the Partnership any such instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchasers shall have received written notice from the Partnership affecting the same.
     17.8. Waiver of Action for Partition. Each Partner irrevocably waives during the term of the Partnership and during the period of its liquidation following any dissolution, any right to maintain any action for partition with respect to any of the assets of the Partnership.
     17.9. Counterpart Execution. This Agreement may be executed in one or more counterparts all of which together shall constitute one and the same Agreement.
     17.10. Parties in Interest. Except as provided in Article X of this Agreement, this Agreement shall be binding upon the parties hereto and their successors, heirs, devisees, assigns, legal representatives, executors and administrators.
     17.11. Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to organizational and governance issues of the Partnership, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for. This Agreement supersedes any prior written or oral agreement among the parties hereto.
     17.12 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.
     17.13. Arbitration; Venue: Jurisdiction; Service of Process.
     17.13.1. Except as to the provisions contained in Section 11.3, the exclusive jurisdiction of which shall rest with a court of competent jurisdiction in the State of Delaware, any controversy or claim arising out of or related to this Agreement, or any breach thereof, shall be settled by arbitration in Wilmington, Delaware in accordance with the rules and procedures of alternative dispute resolution and arbitration established by the Alternative Dispute Resolution Service of the American Health Lawyers Association (“AHLA”), and judgment upon any award rendered may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted before a single AHLA arbitrator selected jointly by the parties, or in the event the parties are unable to agree, designated by the AHLA.
     17.13.2. The Partners hereby irrevocably and unconditionally consent to venue in Wilmington, Delaware for any dispute arising out of or relating to this Agreement, and the Partners hereby waive any objection to the laying of venue of any such dispute in Delaware and agree not to plead or claim in any court or arbitration proceeding that such dispute brought therein has been brought in an inconvenient forum. Each Partner consents to personal jurisdiction in Delaware and consent to service of process in Delaware. The Limited Partners appoint The Corporation Trust Corporation as their agent for service of process in Delaware, unless otherwise specified in writing to the Partnership and the other Limited Partners.
     17.14. Waiver. Failure by any party to enforce any of the provisions hereof for any length of time shall not be deemed a waiver of its rights set forth in this Agreement. Such a waiver may be made only by an instrument in writing signed by the party sought to be charged with the waiver. No waiver of any condition or covenant of this Agreement shall be deemed to imply or constitute a further waiver of the same or any other condition or covenant, and nothing contained in this Agreement shall be construed to be a waiver on the part of the parties of any right or remedy at law or in equity or otherwise.
     17.15. Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall not be construed as the waiver by that party of its rights hereunder. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

IN WITNESS WHEREOF, this Agreement of Limited Partnership has been executed as of January 30, 2004.

NORTHWEST MEDICAL CENTER — WINFIELD, LLC as the General Partner
By:	/s/ Michael A. Wiechart
Michael A. Wiechart, Vice President

/s/ Michael Wiechart
Michael Wiechart, as the Original Limited Partner